EURASIA ENERGY LIMITED (formerly Pacific Alliance Ventures Ltd.) (an exploration stage company) FINANCIAL REPORT DECEMBER 31, 2005

C  O  N  T  E  N  T  S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 1 and 2
FINANCIAL STATEMENTS
BALANCE SHEET	3
STATEMENTS OF OPERATIONS	4
STATEMENTS OF STOCKHOLDERS' EQUITY	5
STATEMENTS OF CASH FLOWS	6
NOTES TO FINANCIAL STATEMENTS	7-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Eurasia Energy Limited (formerly Pacific Alliance Ventures Ltd.)

Vancouver, British Columbia

We have audited the accompanying balance sheet of Eurasia Energy Limited (formerly Pacific Alliance Ventures Ltd.) (an exploration stage company) as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from November 28, 2005 (the effective date of the exploration stage) through December 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eurasia Energy Limited (formerly Pacific Alliance Ventures Ltd.) (an exploration stage company) as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and for the period from November 28, 2005 (the effective date of the exploration stage) through December 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated positive cash flows from operations and has an accumulated deficit at December 31, 2005.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plan regarding those matters is also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

March 22, 2006

Seattle, Washington

EURASIA ENERGY LIMITED
(formerly Pacific Alliance Ventures Ltd.)
(an exploration stage company)

BALANCE SHEET

December 31, 2005

ASSETS
Current Assets
Cash	$ 197,327
Accounts receivable, related party	5,000
$ 202,327
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	$ 600
Stockholders' Equity
Common stock, par value $.0005, authorized 100,000,000
shares; issued and outstanding 20,065,135 shares	10,033
Additional paid-in capital	214,358
Accumulated deficit	(9,066)
Deficit accumulated during the exploration stage	(13,598)
201,727
$ 202,327

See Notes to Financial Statements

EURASIA ENERGY LIMITED
(formerly Pacific Alliance Ventures Ltd.)
(an exploration stage company)

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005 and 2004, and for the Period from
November 28, 2005 (the effective date of the exploration stage) through December 31, 2005

	2005	2004	Cumulative During the Exploration Stage
Revenue	$ -	$ -	$ -
Expenses
Travel	8,111		8,111
Consulting	3,030		3,030
General and administrative	2,457		2,457
Loss from continuing operations	(13,598)	-	$ (13,598)
Discontinued operations	(22,367)	(18,052)
Net loss	$ (35,965)	$ (18,052)
Net loss per common share
(basic and fully diluted)
Continuing operations	$ (0.00)	$ (0.00)
Discontinued operations	(0.00)	(0.00)
Net loss per common share	$ (0.00)	$ (0.00)
Weighted average number of common
shares outstanding	19,999,481	19,810,200

See Notes to Financial Statements

EURASIA ENERGY LIMITED
(formerly Pacific Alliance Ventures Ltd.)
(an exploration stage company)

STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2005 and 2004, and for the Period from
November 28, 2005 (the effective date of the exploration stage) through December 31, 2005

			Additional Paid-in Capital	Accumulated Deficit	Deficit Accumulated During the Exploration Stage	Stock Subscriptions Receivable	Total Stockholders' Equity

	Common Stock
	Shares	Amount
Balances, December 31, 2003	19,810,200	$ 9,905	$ 87,018	$ 31,353	$ -	$ (5,000)	$ 123,276
Collection of stock subscription						5,000	5,000
Net loss				(18,052)			(18,052)
Balances, December 31, 2004	19,810,200	9,905	87,018	13,301	-	-	110,224
Issuance of common stock	254,935	128	127,340				127,468
Net loss				(22,367)	(13,598)		(35,965)
Balances, December 31, 2005	20,065,135	$ 10,033	$ 214,358	$ (9,066)	$ (13,598)	$ -	$ 201,727

See Notes to Financial Statements

EURASIA ENERGY LIMITED
(formerly Pacific Alliance Ventures Ltd.)
(an exploration stage company)

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004, and for the Period from
November 28, 2005 (the effective date of the exploration stage) through December 31, 2005

	2005	2004	Cumulative During the Exploration Stage
Cash Flows from Operating Activities
Net loss	$ (35,965)	$ (18,052)	$ (13,598)
Adjustment to reconcile net loss to
net cash flows from operating activities
Changes in operating assets and liabilities
Income tax receivable	4,214	(4,214)
Accounts receivable	(5,000)
Accounts payable	600	(7,117)
Net cash flows from operating
activities	(36,151)	(29,383)	(13,598)
Cash Flows from Financing Activities
Issuance of common stock	127,468
Collection of stock subscription		5,000
Net cash flows from financing
activities	127,468	5,000	-
Net Change in Cash	91,317	(24,383)	(13,598)
Cash, beginning of period	106,010	130,393	210,925
Cash, end of period	$ 197,327	$ 106,010	$ 197,327
Cash paid for income taxes	$ 600	$ 6,800	$ -

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

Note 1.  Organization and Significant Accounting Policies

Organization

Eurasia Energy Limited ("the Company") (formerly Pacific Alliance Ventures Ltd.) (an exploration stage company) was a marketing and advertising service provider during 2005 and 2004.  The Company designed marketing and advertising campaigns for corporate clients wishing to increase awareness of their products, services, corporate image and general corporate branding.  The Company conducted its business through offices in Phoenix, Arizona, and Vancouver, British Columbia.  The Company worked with a number of freelance designers, writers, and editors who enable the Company to react to customer demands without the need to incur large fixed overhead costs.

On November 28, 2005, the Company signed a memorandum of understanding for the exclusive right to negotiate an agreement for an oil and gas block in the Republic of Azerbaijan.  This transaction changed the Company's principal business activity and the Company changed its name to better reflect the Company's plan of operations.  As such, these financial statements have been prepared treating the Company as an exploration stage company, effective November 28, 2005.  Accordingly, all activity of the marketing and advertising services is presented as discontinued operations in these financial statements.

The Company's offices are currently provided on a rent free basis by the President and Chief Executive Officer of the Company.  Due to limited Company operations, any facilities expenses are not material and have not been recognized in these financial statements.

Discontinued Operations

Loss from discontinued operations in the statements of operations includes expenses of the Company prior to the change in business operations discussed above.  Revenue in 2005 and 2004 of $64,803 and $33,800, respectively, are included in the loss from discontinued operations.  As of December 31, 2005, all assets and all liabilities of the discontinued operations have been assumed by the continuing operations.  Accordingly, no assets or liabilities have been classified as related to the discontinued operation as of December 31, 2005.

Going Concern

The Company has incurred losses from operations in each of the last two years and has an accumulated deficit at December 31, 2005.  The Company's ability to continue as a going concern is in substantial doubt and is dependent upon obtaining additional financing and/or achieving a sustainable profitable level of operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management of the Company has undertaken steps as part of a plan with the goal of sustaining Company operations for the next twelve months and beyond.  These steps include:  (a) attempting to raise additional capital and/or other forms of financing; (b) controlling overhead and expenses, and (c) pursuing the new plan of operations.  There can be no assurance that any of these efforts will be successful.

Cash

Cash includes cash balances held at a bank.  The Company, on occasion, has cash balances in excess of insured limits.

No cash payments for interest were made during 2005 or 2004.

Revenue Recognition

The Company had marketing service agreements that were relatively short-term in nature so revenue was recognized when agreements were complete.  Any costs incurred on agreements in process were deferred until the agreement was complete.  Also, any advance payments from customers were deferred until the agreement was complete.  Completion of marketing service agreements occurred when the customer had approved and accepted the advertising materials.

All revenue included in discontinued operations in 2005 and 2004 was from one customer.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

Earnings per Share

Basic income or loss per share is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding in the period.  On February 21, 2005, the Board of Directors approved a 2 for 1 split of the Company's stock. The accompanying financial statements are presented on a post-split basis.  Earnings per share for all periods presented have been adjusted accordingly.  Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive securities.  There were no dilutive securities outstanding during the periods ended December 31, 2005 and 2004.

Comprehensive Income

There are no reconciling items between the net loss presented in the statements of operations and comprehensive loss as defined by SFAS No. 130, "Reporting Comprehensive Income."

Stock-Based Compensation

The Company has no stock-based compensation arrangements.  Should it enter these types of arrangements, the Company intends to follow the recognition and measurement principles of Statement of Financial Accounting Standard ("SFAS") No. 123(R), Share-Based Payment, which is discussed in more detail under Recent Accounting Pronouncements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from the estimates that were used.

Recent Accounting Pronouncements

SFAS No. 151, "Inventory Costs," is effective for fiscal years beginning after June 15, 2005.  This statement amends the guidance in APB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  The adoption of SFAS No. 151 is expected to have no impact on the Company's financial statements.

SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions," is effective for fiscal years beginning after June 15, 2005.  This Statement amends SFAS No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions."  The adoption of SFAS No. 152 is expected to have no impact on the Company's financial statements.

SFAS No. 123(R), "Share-Based Payment," replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees."  This statement requires that the compensation cost relating to share-based payment transactions be recognized at fair value in the financial statements.  The Company is required to apply this statement in the first interim period that begins after December 15, 2005, until such time when the Company issues applicable equity securities.

SFAS No. 153, "Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29," is effective for fiscal years beginning after June 15, 2005.  This Statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance.  The adoption of SFAS No. 153 is expected to have no impact on the Company's financial statements.

The EITF reached consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss.  The FASB issued FSP EITF 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1," "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which delays the effective date for the measurement and recognition criteria contained in EITF 03-1 until final application guidance is issued.  The adoption of this consensus or FSP is expected to have no impact on the Company's financial statements.

Financial Accounting Standards Board Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations," ("FIN 47"), was issued in March 2005.  FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated.  Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity.  FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.  The adoption of FIN 47 is expected to have no impact on the Company's financials statements.

SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements."  SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle.  Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change.  SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements.  The adoption of SFAS No. 154 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature."  EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005.  The adoption of EITF 05-08 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-02, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'"  EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005.  The adoption of EITF 05-02 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-07, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues."  EITF 05-07 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005.  The adoption of EITF 05-07 is expected to have no impact on the Company's financial statements.

Note 2.  Income Taxes

The Company is liable for taxes in the United States.  As of December 31, 2005, the Company did not have any income for tax purposes and therefore, no tax liability or expense has been recorded in these financial statements.

The Company has tax losses of approximately $36,000 available to reduce future taxable income.  The tax loss will expire in 2025.

The deferred tax asset associated with the tax loss carry forward is approximately $12,200.  The Company has provided a valuation allowance against the deferred tax asset.  There was no deferred tax asset or valuation allowance at December 31, 2004.  The change in the valuation allowance was an increase of $12,200 in 2005; there was no change in 2004.

Note 3.  Subsequent Event

In February 2006, the Company closed a private placement financing of $750,000 for 250,000 shares of common stock and 250,000 warrants to acquire one additional share of common stock for $4 per share until February 15, 2007.